                               EXHIBIT 4.21



                         REA Project Designation:

                         SOUTH DAKOTA 515-E IRENE



                                 AMENDMENT

                        Dated as of August 20, 1964

                                    to

                          TELEPHONE LOAN CONTRACT

                Dated as of September 5, 1952, as amended,

                                  between

                DAKOTA COOPERATIVE TELEPHONE COMPANY, INC.

                                    and

                         UNITED STATES OF AMERICA

               Identified as form of document presented to and approved by the board of directors trustees of the above named corporation at a meeting held September 28, 1964.

                              /s/ T. W. Diefendorf
                              Secretary of Meeting





                  UNITED STATES DEPARTMENT OF AGRICULTURE
                   RURAL ELECTRIFICATION ADMINISTRATION

No.    A







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               AGREEMENT, made as of August 20, 1964, pursuant to the
          Rural Electrification Act of 1936, as amended (7 U.S.C. 901 ET SEQ.) between DAKOTA COOPERATIVE TELEPHONE COMPANY, INC. (hereinafter called the "Borrower"), a corporation existing under the laws of the State of South Dakota, and UNITED STATES OF AMERICA (hereinafter called the "Government"), acting through the Administrator of the Rural Electrification Administration.

          WHEREAS, the Government and the Borrower have heretofore entered into a certain telephone loan contract, dated as of September 5, 1952, and three certain agreements, dated, respectively, as of August 11, 1955, as of October 9, 1958, and as of March 8, 1961, amending said telephone loan contract (said telephone loan contract, as so amended, being hereinafter called the "Loan Contract"), and intend by this agreement to amend the Loan Contract by increasing the aggregate amount of the loans therein provided for by an amount not in excess of $499,000, and in certain other respects;

          NOW, THEREFORE, for and in consideration of the mutual agreements herein contained, the Government and the Borrower agree as follows:

          SECTION 1. Section 1.1 of article I of the Loan Contract is amended to read as follows:

               SECTION 1.1. AMOUNT AND PURPOSE. For the purpose of furnishing telephone service in rural areas, the Government shall lend and the Borrower shall borrow an amount not in excess of $2,639,000, which, together with the sum of $80,465 (hereinafter called the "equity funds"), to be deposited by the Borrower in the "Special Construction Account" hereinafter defined and provided for in section 2.4, shall be used to finance, pursuant to the provisions of the Act, the acquisition, construction and operation of telephone lines and facilities (hereinafter called the "Project"), to serve a total of approximately 4,270 subscribers, and to be located in the Counties of Clay, Hutchinson, Lincoln, Minnehaha, McCook, Turner, Union and Yankton, and in counties contiguous thereto, all in the State of South Dakota.

          SEC. 2. Article II of the Loan Contract is amended by adding thereto a new section numbered and reading as follows:

               SEC. 2.11. ADDITIONAL PREREQUISITES TO CERTAIN ADVANCES. The Government shall be under no obligation to advance any of the $499,000 (hereinafter called the "E loan"), included in the Loan by an agreement made by and between the Borrower and the Government, dated as of August 20, 1964, until the Borrower in addition to complying with all other prerequisites of this agreement to the advance of loan funds, shall have submitted evidence, satisfactory to the Administrator, in respect of the E loan, showing that it has:


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          (1)  obtained all authorizations, certificates, permits and approvals from regulatory bodies, as may be required by law;

          (2) duly executed, recorded, filed and indexed a supplemental mortgage, in form and substance satisfactory to the Administrator, providing for revised financial controls;

          (3) obtained a commitment covering all switching service to be provided by other companies, as may be necessary for the proper operation of the Project; and

          (4) through the use of $20,000 of general funds, obtained good and sufficient title, under terms and conditions satisfactory to the Administrator, and in compliance with all applicable laws and regulations, to the Beresford rural telephone properties, excluding real estate, all located around the City of Beresford, South Dakota.

               Upon compliance by the Borrower with all of the conditions of this agreement precedent to the advance of E loan funds, the Government shall make an advance of such funds, (1) in the amount of $37,723, which shall be used by the Borrower to reimburse its general funds expended for the acquisition of the telephone facilities of Norway-Pleasant Telephone Company, North Star Telephone Company, Brookland-Beresford Telephone Company, Pleasant Telephone Company, and the Beresford rural properties,
     (2) in the amount of $24,000, which shall be used by the Borrower to reimburse its general funds in that amount used for interim construction previously approved by the Administrator, (3) an amount not to exceed $250,000, which shall be used by the Borrower to discharge existing indebtedness incurred in connection with interim construction approved by the Administrator for short term financing and (4) an amount to be approved by the Administrator for the cost of preloan engineering Services. The Government shall be under no obligation to make any further advances of E loan funds until the Borrower has submitted evidence, in form and substance satisfactory to the Administrator, that all such indebtedness incurred in connection with such interim construction has been paid in full and that the Mortgage, as amended and supplemented, is the first and only lien against the Borrower's property.

          SEC. 3. Section 4.13 of Article IV of the Loan Contract is deleted and in lieu thereof there is inserted the following:

               SEC. 4.13. EQUAL OPPORTUNITY CLAUSE. The Borrower hereby agrees that it will incorporate or cause to be incorporated into any contract for construction work, or modification thereof, as defined in the rules and regulations of the President's Committee on Equal

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     Employment Opportunity, which is paid for in whole or in part with funds obtained from the Federal Government or borrowed on the credit of the Federal Government pursuant to a grant, contract, loan, insurance or guarantee, or undertaken pursuant to any Federal program involving such grant, contract, loan, insurance or guarantee, the following equal opportunity clause:

          During the performance of this contract, the contractor agrees as follows:

          (1) The contractor will not discriminate against any employee or applicant for employment because of race, creed, color or national origin. The contractor will take affirmative action to ensure that applicants are employed, and that employees are treated during employment without regard to their race, creed, color or national origin. Such action shall include, but not be limited to the following: employment, upgrading, demotion or transfer; recruitment or recruitment advertising; layoff or termination; rates of pay or other forms of compensation; and selection for training, including apprenticeship. The contractor agrees to post in conspicuous places, available to employees and applicants for employment, notices to be provided setting forth the provisions of this nondiscrimination clause.

          (2) The contractor will, in all solicitations or advertisements for employees placed by or on behalf of the contractor, state that all qualified applicants will receive consideration for employment without regard to race, creed, color or national origin.

          (3) The contractor will send to each labor union or representative of workers with which he has a collective bargaining agreement or other contract or understanding, a notice to be provided advising the said labor union or workers' representative of the contractor's commitments under this section, and shall post copies of the notice in conspicuous places available to employees and applicants for employment.

          (4) The contractor will comply with all provisions of Executive Order No. 10925 of March 6, 1961, as amended by Executive Order 11114 of June 22, 1963, and of the rules, regulations and relevant orders of the President's Committee on Equal Employment Opportunity created thereby.

          (5) The contractor will furnish all information and reports required by Executive Order 10925 of March 6, 1961, as amended by Executive Order 11114 of June 22, 1963, and by the rules, regulations and orders of the said Committee, or pursuant thereto, and will permit access to his books, records and accounts by the administering agency


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     and the Committee for purposes of investigation to ascertain compliance with such rules, regulations and orders.

          (6) In the event of the contractor's noncompliance with the nondiscrimination clauses of this contract or with any of the said rules, regulations or orders, this contract may be cancelled, terminated or suspended in whole or in part and the contractor may be declared ineligible for further Government contracts or federally assisted construction contracts in accordance with procedures authorized in Executive Order No. 10925 of March 6, 1961, as amended by Executive Order 11114 of June 22, 1963, and such other sanctions may be imposed and remedies invoked as provided in the said Executive Order or by rule, regulation or order of the President's Committee on Equal Employment Opportunity, or as otherwise provided by law.

          (7) The contractor will include the provisions of paragraphs (1) through (7) in every subcontract or purchase order unless exempted by rules, regulations or orders of the President's Committee on Equal Employment Opportunity issued pursuant to section 303 of Executive Order 10925 of March 6, 1961, as amended by Executive Order 11114 of June 22, 1963, so that such provisions will be binding upon each subcontractor or vendor. The contractor will take such action with respect to any subcontract or purchase order as the administering agency may direct as a means of enforcing such provisions, including sanctions for noncompliance: Provided, however, That in the event a contractor becomes involved in, or is threatened with, litigation with a subcontractor or vendor as a result of such direction by the agency, the contractor may request the United States to enter into such litigation to protect the interests of the United States.

          The Borrower further agrees that it will be bound by the above equal opportunity clause in any federally assisted construction work which it performs itself other than through the permanent work force directly employed by an agency of government.

          The Borrower agrees that it will cooperate actively with the administering agency and the President's Committee on Equal Employment Opportunity in obtaining the compliance of contractors and subcontractors with the equal opportunity clause and the rules, regulations and relevant orders of the Committee, that it will furnish the administering agency and the Committee such information as they may require for the supervision of such compliance, and that it will otherwise assist the administering agency in the discharge of the agency's primary responsibility for securing compliance. The Borrower further agrees that it will refrain from entering into any contract or contract modification subject to Executive Order 11114 with a contractor debarred from, or who has not demonstrated eligibility for, Government contracts and federally assisted construction contracts pursuant to Part III, Subpart D of Executive Order 10925 and will

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     carry out such sanctions and penalties for violation of the equal opportunity clause as may be imposed upon contractors and subcontractors by the administering agency or the Committee pursuant to Part III, Subpart D of Executive Order 10925. In addition, the Borrower agrees that if it fails or refuses to comply with these undertakings the administering agency may cancel, terminate or suspend in whole or in part this contract, may refrain from extending any further assistance under any of its programs subject to Executive Order 11114 until satisfactory assurance of future compliance has been received from such Borrower, or may refer the case to the Department of Justice for appropriate legal proceedings.

          SEC. 4.   This agreement may be simultaneously executed and
delivered in two or more counterparts, each of which so executed and delivered shall be deemed to be an original, and all shall constitute but one and the same instrument.

          IN WITNESS WHEREOF the Borrower has caused this agreement to be signed in its corporate name and its corporate seal to be hereunto affixed and attested by its officers thereunto duly authorized, and the Government has caused this agreement to be duly executed, all as of the day and year first above written.

                              DAKOTA COOPERATIVE TELEPHONE
                              COMPANY, INC.


                              by  /s/ B. Maynard Christenson
                                        President
(Seal)

Attest:  /s/ T.W. Diefendorf

               Secretary


                              UNITED STATES OF AMERICA

                              by  /s/ Richard A. Dell

                                       Administrator
                                             of
                              Rural Electrification Administration







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